UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2010

TEAMSTAFF, INC.
 (Exact name of registrant as specified in its charter)

NEW JERSEY	0-18492	22-1899798
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Executive Drive, Suite 130 Somerset, New Jersey	08873
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 523-9897

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 4, 2010, TeamStaff, Inc. (the “Registrant”) and TeamStaff Rx, Inc. (“TeamStaff Rx”), its wholly-owned subsidiary, completed the previously announced sale (the “Sale”) of substantially all of the operating assets of TeamStaff Rx related to TeamStaff Rx’s business of providing travel nurse and allied healthcare professionals for temporary assignments (the “Purchased Assets”) to Advantage RN, LLC, an Ohio limited liability company (“Advantage RN”). Under the terms of the definitive Asset Purchase Agreement, dated as of December 28, 2009 (the “Asset Purchase Agreement”), the Registrant received a cash purchase price of $350,000 at the closing, and $75,000 in cash was escrowed as a holdback (the “Holdback”) pursuant to the Asset Purchase Agreement. The Registrant may be entitled to receive the Holdback, or a portion thereof, as additional consideration for the Purchased Assets if certain terms and conditions as described in the Asset Purchase Agreement are satisfied.

Following the closing, Advantage RN will have the right to use, through February 28, 2011, the premises located in Clearwater, Florida that is currently used by TeamStaff Rx for its principal executive offices. In connection with such use, Advantage RN will make rent subsidy payments to TeamStaff Rx totaling $125,000, consisting of (i) $25,000 payable at the closing and (ii) an additional $100,000 payable in 10 equal monthly installments of $10,000 payable on the first day of each calendar month beginning on March 1, 2010 until December 1, 2010.

Upon the completion of the Sale, the employment agreement of Dale West, TeamStaff Rx’s President, was terminated, with an effective date as of December 28, 2009 in accordance with its terms. Ms. West will be entitled to receive certain termination compensation and benefits pursuant to such employment agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information required to be disclosed in this Item 5.02 concerning the departure of Dale West, TeamStaff Rx’s President, is incorporated herein by reference from Item 2.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TEAMSTAFF, INC.

By:	/s/ Cheryl Presuto

Name:	Cheryl Presuto

Title:	Chief Financial Officer
Date:	January 8, 2010

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